News Release
For more information, please contact:
Media
Teresa Paulsen
Vice President, Corporate Communication
402-240-5210
teresa.paulsen@conagrafoods.com

Analysts
Chris Klinefelter
Vice President, Investor Relations
402-240-4154
chris.klinefelter@conagrafoods.com

www.conagrafoods.com

FOR IMMEDIATE RELEASE

ConAgra Foods Comments on Fiscal 2011 Second-quarter Diluted EPS and Reduces Fiscal 2011 Full-Year Diluted EPS Growth Expectations;
Receives $554 Million in Cash from Repayment of Notes Receivable; Board
Authorizes Additional Share Repurchases

OMAHA, Neb., Dec. 9, 2010 – Today ConAgra Foods, Inc., (NYSE: CAG) announced that its fiscal 2011 second-quarter diluted EPS will be lower than planned, at approximately $0.45 as reported and on a comparable basis. The fiscal second-quarter results primarily reflect difficult category conditions, softer-than-planned response to promotions, and higher-than-planned inflation in the Consumer Foods segment. Weaker-than-expected profits from the Lamb Weston specialty potato operations in the Commercial Foods segment also negatively impacted results.

The company is revising its guidance for fiscal 2011 diluted EPS and now expects a low-single-digit rate of diluted EPS growth, adjusted for items impacting comparability, over the comparable $1.74 per share earned in fiscal 2010. Previously, the company expected fiscal 2011 diluted EPS to show 5-7% comparable growth. The downward revision reflects weaker-than-planned first-half EPS results, as well as earnings dilution resulting from early payment of payment-in-kind notes receivable by a debtor.

•	Subsequent to quarter-end, the company received $554 million as payment in full of the principal and interest due on the two outstanding tranches of payment-in-kind notes

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CONAGRA FOODS

receivable owed to ConAgra Foods as a result of the divestiture of the Trading & Merchandising operations in June 2008. The two tranches of securities had been scheduled to mature in June 2011 and 2012.

•	The Board of Directors has increased the company’s share repurchase authorization by the amount of the early payment. The company’s total remaining share repurchase authorization is now approximately $750 million. The company expects to continue repurchasing its shares over the next few fiscal quarters, subject to market conditions. Repurchases may be completed through negotiated transactions or open market purchases.

•	ConAgra Foods will have less interest income because of the early payment. Reflecting that, as well as the expected timing of share repurchases, the company anticipates incurring approximately $0.03-$0.04 of EPS dilution in fiscal 2011. This dilution is reflected in the revised diluted EPS outlook for the year. The company does not expect any significant EPS impact in fiscal 2012 or beyond related to these capital allocation events.

The company expects a year-over-year increase in operating profit in the second half of fiscal 2011 based on:

•	net pricing increases under way,

•	accelerating contribution from innovation and acquired businesses,

•	stronger second-half cost savings along with lower selling, general, and administrative expenses, and

•	improved profitability for Lamb Weston driven by a higher-quality potato crop, which the company recently began processing.

The company will provide more details on the fiscal 2011 second-quarter performance and full-year outlook in its regularly scheduled earnings release on Dec. 21, 2010.

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CONAGRA FOODS

ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s leading food companies, with brands in 97 percent of America’s households. Consumers find Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, PAM, Peter Pan, Reddi-wip, Slim Jim, Snack Pack and many other ConAgra Foods brands in grocery, convenience, mass merchandise and club stores. ConAgra Foods also has a strong business-to-business presence, supplying frozen potato and sweet potato products as well as other vegetable, spice and grain products to a variety of well-known restaurants, foodservice operators and commercial customers. For more information, please visit us at www.conagrafoods.com.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this release. These factors include, among other things: availability and prices of raw materials; the impact of the accident at the Garner, North Carolina manufacturing facility, including the ultimate costs incurred and the amounts received under insurance policies; the effectiveness of our product pricing and promotions; future economic circumstances; industry conditions; our ability to execute our operating plans; the success of our innovation, marketing, and cost savings initiatives; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of recalls; access to capital; actions of governments and regulatory factors affecting our businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of our common stock, if any; and other risks described in our reports filed with the Securities and Exchange Commission. We caution readers not to place undue reliance on any forward-looking statements included in this release which speak only as of the date of this release.

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CONAGRA FOODS

Regulation G Disclosure
Below is a reconciliation of diluted earnings per share adjusted for items impacting comparability.
Q2 FY11 Diluted EPS from Continuing Operations
Reconciliation for Regulation G Purposes
Q2 FY11

Diluted EPS from continuing operations	$0.45
Items impacting comparability:

Expense related to restructuring charges, principally Garner, N.C., and Edina, Minn.	0.01
(Benefit) related to unallocated mark-to-market impact of derivatives	(0.01)

Diluted EPS adjusted for items impacting comparability	$0.45

Total FY10 EPS — Reconciliation for Regulation G Purposes
FY10
Diluted EPS from continuing operations	$1.67
Items impacting comparability:
Expense related to unallocated mark-to-market impact of derivatives (Q1)	0.01
(Benefit) related to unallocated mark-to-market impact of derivatives (Q2)	(0.01)
(Benefit) related to gain on sale of Luck’s brand (Q3)	(0.02)
(Benefit) related to environmental liability estimates (Q3)	(0.02)
(Benefit) of lower-than-planned effective income tax rate (Q2, Q3, Q4)	(0.05)
Diluted EPS from Gilroy Foods & Flavors operations, reclassified to discontinued operations in Q4 FY10, but part of the company’s FY10 EPS guidance (Q4)	0.04
Expense related to Garner, N.C., and Edina, Minn., restructuring charges (Q3, Q4)	0.06
Expense related to impairment charge on an existing facility (Q4)	0.05
Expense related to tax credit transaction related to Delhi, La., sweet potato facility (Q4)	0.02
Rounding included in above items	(0.01)

Diluted EPS adjusted for items impacting comparability	$1.74

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